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                                                                      EXHIBIT 99


READING ENTERTAINMENT      CITADEL HOLDING CORPORATION         CRAIG CORPORATION

   CRAIG, READING AND CITADEL ENTER INTO CONSOLIDATION AGREEMENT IN PRINCIPLE

For Information Contact:                                 Andrzej Matyczynski
                                                         Chief Financial Officer
                                                         (213) 239-0555

     Los Angeles, California: July 19, 2001. Craig Corporation ("Craig") (NYSE: "CRG/CRGPR"), Reading Entertainment, Inc. ("Reading") (NASDAQ: "RDGE") and Citadel Holding Corporation ("Citadel") (AMEX: "CDL.A", "CDL.B") announced today that an Agreement in Principle has been entered into among the three companies providing for the consolidation of the three companies under Citadel, in a merger of equals transaction (the "Consolidation").

     In the proposed Consolidation each holder of Reading Common Stock will receive 1.25 shares of Citadel Class A Nonvoting Common Stock for each share of Reading Common Stock. Each holder of Craig Common Stock and each holder of Craig Common Preference Stock will receive 1.17 shares of Citadel Class A Nonvoting Common Stock for each share of Craig Common Stock or Craig Common Preference Stock. Holders of Citadel Class A Nonvoting Common Stock and Citadel Class B Voting Common Stock will hold the same shares immediately after the Consolidation as they did immediately prior to the Consolidation, since Citadel will be the survivor in the transaction. Holders of stock options of Craig and Reading will receive either options to purchase Citadel Class A Nonvoting Common Stock or Citadel Class B Voting Common Stock, at the option holder's election.

     Mr. James J. Cotter, the Chairman and Chief Executive Officer of each of Craig, Reading and Citadel, noted that, using the average

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trading price for Citadel Class A Common Stock over the past six months
(approximately $1.92 per share), these exchange ratios translate into $2.25 per share for the Craig Common and Craig Common Preference Stock and $2.40 per share for the Reading Common Stock. The average trading price of these Craig and Reading securities over the same six month period were approximately as follows:
Craig Common Stock, $2.28; Craig Common Preference Stock, $1.80; and Reading Common Stock, $2.22.

     According to Andrzej Matyczynski, the Chief Financial Officer of each of the three companies, cost savings resulting from the consolidation are expected to approximate $1 million annually. Also, after applying purchase accounting treatment to the transaction, the book value per share of Citadel Common Stock is anticipated to increase on a preliminary basis from approximately $3.87 per share to approximately $4.70 per share.

     Consummation of the Consolidation is subject to the satisfaction of certain conditions, including the negotiation and execution of definitive documentation and the receipt of the requisite stockholder approvals. Since Reading will be merging with a wholly owned subsidiary of Citadel, the approval of the holders of a majority of the voting power of Reading will be required to approve the Consolidation. Since Craig will also be merging with a wholly owned subsidiary of Citadel, the approval of the holders of a majority of the voting power of Craig will also be required to approve the Consolidation. Under applicable American Stock Exchange rules, the approval of the holders of a majority of the outstanding Citadel Class B Voting Common Stock present at the meeting of the Citadel stockholders to be called to consider the Consolidation will also be required. It is anticipated that Citadel's Class A Nonvoting and Class B Voting Common Stock will continue to be traded on the American Stock Exchange after the Consolidation. Following the Consolidation, it is anticipated that approximately 20,484,988 shares of Citadel's Class A Non-voting shares will be outstanding and 1,336,330 shares of Citadel's Class B Voting shares will be outstanding.

     At the present time, Mr. James J. Cotter votes a majority of the voting power of Craig. Craig, in turn, holds a majority of the voting power of Reading. Reading, Craig and Citadel combined hold approximately 49% of the voting power of Citadel. Mr. James J. Cotter has advised the Boards of Directors of each of the three companies

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that he supports and intends to vote in favor of the Consolidation. Mr. Cotter, in the Agreement in Principle, has agreed to vote all shares that he owns or controls in Craig, Reading and Citadel in favor of the Consolidation. Accordingly, Management believes that the requisite stockholder approvals will be obtained.

     The exchange ratio was reviewed and recommended by the Conflicts Committees of the respective companies, each of which is comprised entirely of independent outside directors. Each Conflicts Committee was represented by separate legal counsel, and relied upon the analysis and recommendation of Marshall & Stevens Incorporated ("Marshall & Stevens") with respect to the relative values of the three companies, the determination of a fair exchange ratio of Citadel Class A Nonvoting Common Stock for shares of Reading Common Stock, Craig Common Stock and Craig Common Preference Stock, and for advice as to the fairness of the Consolidation to the public stockholders of Craig, Reading and Citadel from a financial point of view. Marshall & Stevens has advised each of the Conflicts Committees and each of the Boards of Directors of Craig, Reading and Citadel that, in its opinion, the proposed consolidation transaction is fair to the public stockholders of Craig, Reading and Citadel from a financial point of view.

     It is anticipated that the transaction will close in the fourth quarter of the year, assuming that definitive documentation is negotiated and executed by the parties, and that all conditions to closing are satisfied.

     Readers are urged to read the combination proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed consolidation, which will contain important information regarding the consolidation. Once filed, the combination proxy statement/prospectus may be obtained through the SEC's web site at http://www.sec.gov.

     This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipate," "expected," "preliminary" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, motion picture exhibition and real estate assets in markets in which the Company has investments, currency fluctuations, the availability of financing and governmental policies and regulations, the negotiation and execution of definitive merger documents, as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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